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                                                            EXHIBIT 99.1

FOR IMMEDIATE RELEASE
November 29, 2000
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
CONTACT:  Greg Hawley             Cathy Dunn                Paul Verbinnen/David Reno/
          EVP & CFO               VP Communications         Jim Barron
          Willamette Industries   Willamette Industries     Citigate Sard Verbinnen
          503-273-5640            503-273-5642              212-687-8080
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WILLAMETTE RESPONDS TO WEYERHAEUSER TENDER OFFER

     PORTLAND, ORE. - (NYSE:WLL) - The Board of Directors of Willamette Industries today confirmed it has received notice of an unsolicited offer to purchase all of the outstanding shares of Willamette for $48 per share in cash from Weyerhaeuser Company (NYSE:WY). The Board will review the offer and make a recommendation to Willamette shareholders promptly. The Board urges Willamette shareholders not to take any action with respect to the offer until the Board makes its recommendation.

     Willamette Industries is an integrated forest products company with 106 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland which has been third-party certified as meeting the Sustainable Forest Initiative/sm/ standards of the American Forest and Paper Association. Willamette produces building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including price pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.

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